Exhibit 5.2

National City Corporation 1900 East Ninth Street, Loc. 01-2174 Cleveland, Ohio 44114-3484 Phone: 216-222-3339 Fax: 216-222-2336 Email: carlton.langer@nationalcity.com

Carlton E. Langer
Senior Vice President and
Assistant General Counsel
Law Division
January 30, 2008
Ladies and Gentlemen:
     The law department has acted as counsel to National City Corporation (the “Company”) in connection with the Registration Statement on Form S-3 filed on January 18, 2008 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”). The Registration Statement, including the Base Prospectus (the “Base Prospectus”) as supplemented by the Prospectus Supplement dated January 24, 2008 and filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”) relates to the registration of 6,000,000 of the Company’s Depositary Shares (the “Depositary Shares”), represented by depositary receipts (the “Depositary Receipts”), collectively representing 1,500 shares (the “Preferred Shares”) of the Company’s 9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, plus an overallotment option of 900,000 Depositary Shares representing another 225 Preferred Shares. The Preferred Shares underlying the Depositary Shares have been deposited with Wilmington Trust Company, as depositary (the “Depositary”), under a Deposit Agreement dated as of January 30, 2008 (the “Deposit Agreement”), among the Company, the Depositary, National City Bank, as transfer agent and registrar, for the benefit of all holders from time to time of Depositary Receipts issued by the Depositary thereunder.
     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the validity of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.
     Based on the foregoing and subject to such legal considerations as we have deemed relevant, we are of the opinion that the Depositary Shares have been validly issued, and the Depositary Receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

Very truly yours,

Law Department of National City Corporation

/s/ Carlton E. Langer

By: Carlton E. Langer